Exhibit 10.10

[Cypress Letterhead]

September 20, 2005

Thad Trent
San Jose, CA

Dear Thad,

We are pleased to extend an offer of employment to you to join Cypress Semiconductor Corporation. Effective on the date specified below, you will become a full-time employee of the Company to serve in the position of Finance Director reporting to Jeff Osorio, VP Finance and Corporate Controller and to perform other such duties and responsibilities as may be assigned to you from time to time by the President or the Board of Directors of the Company.

In consideration for all services rendered by you in such employment you will be paid an annual salary of
$180,000.00. Salary payments will be made bi-weekly. During your employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase, new product bonus, and 401(k) plans to the extent of your eligibility.

You will be a participant in the Cypress Semiconductor 2005 Key Employee Bonus Program (KEBP). Effective the beginning of the quarter following your date of hire your target incentive will be 30% of base salary. Your actual incentive will be based on both company and individual performance. The KEBP plan description is attached for your reference.

Cypress proposes to grant to you an option to purchase 25,000 shares of its Common Stock at the fair market value of the common stock as determined by the Board of Directors.

You will also receive a $20,000.00 cash employment bonus (less withholding taxes), to be paid with your first regular paycheck . The cash bonus shall be subject to vesting at a rate of 1/12 per month. In the event of your voluntary or involuntary termination from the company before completing one year of service, the unvested portion of the cash bonus shall be repaid by you in cash or by cashier's check to the Company within 30 days of your termination date. Cypress is hereby further authorized to apply up to the full amount of your final paycheck, and any other compensation due to you upon your termination, against any unvested portion of the cash bonus. In the event the amount owed to Cypress is not repaid in full on your last day of employment, whether by application of your final paycheck funds or by cash or cashier's check delivered by you to Cypress, then you will be required to complete additional security documents that will allow to us to secure the unpaid obligation owed by you to Cypress. In the event of your involuntary termination of employment due to reduction-in-force, before you have completed one year or service, repayment of the unvested cash bonus shall be waived. The gross bonus is considered additional income and will be included on your W-2 wage summary at the end of the year.

Upon your acceptance of employment, you will sign the Company's standard Proprietary Information and Inventions Agreement.

This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act.

You hereby confirm that (i) you will not disclose or use any confidential or proprietary information or trade secrets of any prior employer or other person in connection with your employment by the Company, (ii) you are not subject to any agreement or restriction which would restrict your employment with the Company, and (iii) you have not solicited, nor has the Company requested that you solicit, any person employed by your former employer to join the Company.

U.S. Export laws require Cypress to obtain licenses for foreign nationals from certain countries (for example, Libya, Iraq) who will have access to certain types of technology. If an export license is required, the U.S. government must grant that license before you are permitted to commence your job assignment. This offer of employment may be contingent upon issuance of a license. Please contact your Cypress Human Resources Business Partner at (408) 943-2803 if you have any questions about how the export control laws apply to your employment.

The expiration date will automatically be set seven (7) days after the offer generation date. This offer is valid through 12:00 noon, September 23, 2005.

Very Truly Yours,

/s/ Brad Buss

Brad Buss
Chief Financial Officer

/s/ Lynne Marano

Lynne Marano
Human Resource Business Partner

The foregoing is agreed to and accepted by

Signature /s/ S. Thad Trent

Date 9/30/05

Expected Start Date 10/17/05

The life insurance and long-term disability insurance programs offered by Cypress are priced according to your date of birth. To allow us to correctly prepare the benefits enrollment form for you, please tell us your birthdate: